Exhibit 10.1

April 6, 2012

VIA HAND DELIVERY

Israel Rios

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, CA 94404

Re:	Separation Agreement

Dear Israel:

This letter sets forth the terms of the separation agreement (the “Agreement”) that SciClone Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Last Day of Employment (“Separation Date”). Your last day of employment with the Company will be Friday, April 6, 2012 (the “Separation Date”).

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Severance Payments. Pursuant to the terms of your Executive Severance Agreement from the Company dated May 4, 2010, if you timely sign and abide by the terms of this Agreement, and allow the release contained herein to become effective, then the Company will (i) continue your base salary in effect on your termination date for twelve (12) months following such termination date, payable on the Company’s ordinary payroll dates starting with the first pay date after the Separation Date, and will be subject to standard payroll deductions and withholdings. and (ii) will pay you a separation bonus equal to the gross amount of $52,500.00 which is 50% of the average of the annual bonus paid for 2011 and 2012, subject to payroll deductions and withholdings (the “Bonus Severance Payment”). The Separation Bonus Payment will be paid to you in a lump sum.

4. Section 409A Compliance. It is intended that the severance payments described in Section 3 and Bonus Severance Payment be exempt from Section 409A of the Internal Revenue Code under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and will be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.

5. Health Insurance. If you are currently participating in the Company’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date if you timely elect continued group health coverage pursuant to COBRA. Such health care insurance coverage or reimbursement of COBRA premiums shall continue until the earlier of (i) twelve (12) months after the date of the Involuntary Termination or (ii) the date on which the Executive commences New Employment.

6. Equity Awards. The vesting of 25 % of your restricted stock units (RSU) will take place on the first day the trading window opens after April 5, 2012 (as it is closed on the anniversary of the grant date, April 5, 2012). Vesting of your outstanding stock options (the “Options”) will cease on the Separation Date and your unvested shares and RSUs shall terminate. Your Options, including your rights to exercise any vested shares, are governed by the terms of the governing grant agreements with the Company and the applicable equity plan, provided that the date you may exercise your options shall be extended to the later of (a) the date five (5) days after the Company first releases its full financial information for the quarter ended March 30, 2012.or (b) provided you are providing consulting services to the Company until 90 days after the end of such consulting services for the Company.

7. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not entitled to, and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, except as defined in a separate Consulting Agreement between the parties, which specifies the terms of consulting work different than in the Executive Severance Agreement. By way of example, you acknowledge that you have not earned and are not owed any bonus, incentive compensation, commissions or equity, or any benefits under the Company’s ERISA Severance Benefit Plan. You further acknowledge and agree that upon receipt of the severance benefits set forth in Section 3, the Company will have satisfied and extinguished any obligation it owed to you concerning severance benefits.

8. Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Company Property. By no later than the close of business on April 6, 2012, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the

Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

10. Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your signed Employee Proprietary Information Agreement, a copy of which is attached hereto as Exhibit A for your reference.

11. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

12. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its directors and officers not to disparage you in any manner likely to be harmful to your business or personal reputation; provided that all parties may respond accurately and fully to any request for information if required by legal process.

13. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

14. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have Forty-Five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

15. Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

16. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and scanned image copies of signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within Forty-Five (45) days after your receipt of this Agreement, but in no event prior to the Separation Date, and then send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

SCICLONE PHARMACEUTICALS, INC.

By:	/s/ F. Blobel
Friedhelm Blobel, Ph.D.
President and Chief Executive Office

Exhibit A — Employee Proprietary Information Agreement

UNDERSTOOD AND AGREED:

/s/ Israel Rios
Israel Rios, M.D.

April 6, 2012
Date

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT